                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (the "Agreement"), entered into this 7th day of June, 2000 but dated and effective as of the 1st day of June, 1999, by and between DualStar Technologies Corporation, a Delaware corporation (the "Company"), and Robert J. Birnbach (the "Executive").

         WHEREAS, the Executive is currently serving as Executive Vice President, Chief Financial Officer and Secretary of the Company;

         WHEREAS, the Company believes and recognizes the Executive's contributions to the Company's founding, growth, improvement and success from 1994-2000 have been substantial;

         WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Executive with the Company;

         WHEREAS, the Board of Directors of the Company ("Board") and the Governance and Compensation Committee of the Board have approved and authorized the entry into this Agreement with the Executive;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agrees as follows:

         1. EMPLOYMENT. The Company agrees to employ Executive during the Employment Period, as hereinafter defined, in an executive capacity in accordance with the provisions of section 2 hereof, and Executive agrees to be so employed by the Company, all subject to the terms and provisions of this Employment Agreement. The Employment Period shall commence on the date hereof and shall continue until the earliest to occur of the following:

         (a) Termination of Executive's employment by the Company or Executive, the Date of Termination as defined in Section 4(d); or

         (b)  Executive's death.

         2. POSITION AND DUTIES. During the Employment Period, Executive shall serve in the capacity of Executive Vice President, Chief Financial Officer and Secretary of the Company or in such other mutually acceptable capacity as the Company and Executive may decide.

         3. COMPENSATION.

         (a) SALARY: As of the date hereof, the Company shall pay Executive a base salary at the rate of not less than Two Hundred-Twenty Thousand Dollars ($220,000) per annum ("Annual Salary"), payable in equal regular installments on the 15th and last day of each month during the Employment Period. Executive's Annual Salary may be increased but not decreased by the Board in its sole and absolute discretion, after taking into consideration a variety of factors, including, without limitation, the performance of the Executive and the Company and the base salary (and raises) paid by comparable companies to senior officers having comparable responsibilities. Any such increased salary shall become the Annual Salary on and after the effective date of such increase. Participation in deferred compensation, discretionary bonus, retirement and other employee benefit plans and in fringe and other salary benefits shall not reduce the salary payable to the Executive under this Section 3(a).

         (b) BONUS: During each year of the term of this Agreement, the Company agrees to submit for approval to the Board, in its sole and absolute discretion, an incentive payment plan ("IPP"), which shall establish performance targets for the Company and/or its business units, and bonus payments based upon the achievement of such performance targets. The Company agrees that the Executive shall participate in such IPP at a target bonus of 50% of Base Salary, based upon 100% achievement of the performance targets established in the IPP. The target bonus percentage shall be reviewed no less frequently than annually during the term of this Agreement and may be increased but not decreased by the Company's Board, in its sole and absolute discretion. In establishing performance targets and target bonus percentages for the Employee, the Company will consider a variety of factors, including, without limitation, performance targets set for, and bonus payments paid to, senior officers having comparable responsibilities at comparable companies.

         (c) STOCK OPTIONS: The parties acknowledge, affirm and ratify that: (a) on October 17, 1994, the Company granted 90,000 ten-year incentive stock options to Executive with an exercise price of $3.00 per share. Such incentive stock options vested in equal installments of 30,000 on December 31, 1994, December 31, 1995 and December 31, 1996; (b) on October 17, 1994, the Company sold 87,000 ten-year stock options at fair market value to Executive's Individual Retirement Account for $4,000. Such stock options have been exercisable since the date of sale, with an exercise price of $3.00 per share; (c) on June 30, 1997, the Company granted 464,000 ten-year incentive stock options to Executive with an exercise price of $0.75 per share. 348,000 stock options vested on June 30, 1997 and 116,000 stock options vested on June 30, 1998; and (d) on March 8, 2000, the Company granted 25,000 ten-year incentive stock options to Executive with an exercise price of $10.25 per share; and (e) all grants and sales listed above were done pursuant to the Company's 1994 Stock Option Plan, were approved by the Company's Board and its Stock Award Committee (or comparable committee), and used an exercise price above fair market value on the date of such event.

         (d) BENEFITS: The Executive shall be entitled to participate in any and all plans of the Company relating to stock, stock options, restricted stock, employee stock purchase or ownership, pensions, bonuses, thrift, profit sharing,
Section 401(k), group life insurance, group disability insurance, severance, medical coverage, dental coverage, Section 125, loans, education and/or any other retirement or employee benefit plans or arrangements that the Company has adopted or may adopt for the benefit of its employees and/or executive officers. Executive shall be entitled to four weeks as vacation and such personal and sick benefit days during each year of the term in accordance with standard Company policies. The Executive shall also be entitled to participate in, or enjoy the benefit of, any other fringe benefits or perquisites that are now or may be offered to any of the Company's executive employees at an amount and rate no less than that of other senior executive officers. The Company shall reimburse Executive for all reasonable expenses incurred by him in the performance of his duties in the same manner as other senior

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


executive officers, in accordance with the policies and procedures established by the Company. The Company shall pay the education expenses of Executive at the sole discretion of the Company. During the Employment Period, the Company shall provide Executive with the exclusive use of a Company owned or leased automobile of a type and model appropriate to Executive's position and shall pay or reimburse all reasonable expenses associated with the operation of such automobile.

         4. TERMINATION. Subject to and in accordance with the provisions of
Section 5 hereof:

         (a) The Company may terminate the Employment Period at any time for Cause or otherwise by giving written notice of such termination in accordance with Section 4(c) below. If the Employment Period is terminated for Cause which shall mean: (i) the engaging by Executive in willful misconduct or gross negligence in connection with the performance of his duties hereunder, which conduct has materially injured the Company; or (ii) Executive has been convicted of, or entered a plea of nolo contendere to, a felony. Prior to terminating the Executive for Cause under this Section 4(a), the Board must provide Executive with a written opinion from the Company's outside counsel that the Executive committed the violation alleged, specifying the particulars thereof, and a written opinion by the Board agreeing with such determination.

         (b) The Executive may terminate his employment at any time for Good Reason (defined below) or otherwise by giving written notice of such termination in accordance with Section 4(c) below.

         (c) Any termination by the Company or Executive shall be communicated by written Notice of Termination to Executive, or to the representatives of the Executive's estate in the case of the Executive's termination due to death. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (d) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated pursuant to subsection (a) above, the date specified in the Notice of Termination; (iii) in the case of a termination by the Company, other than pursuant to subsection (a) above, the date specified in the Notice of Termination which date shall be at least 30 days after the date of such Notice;
(iv) in the case of a termination by Executive, the date specified in the Notice of Termination which date shall be at least 30 days after the date of such Notice.

         For purposes of this Agreement, "Good Reason" shall mean: (A) a Change of Control as defined on Schedule A attached hereto and incorporated herein by this reference; (B) any assignment to the Executive of any duties which are materially different or diminished compared to those outlined in Section 2 and which are not mutually acceptable to the parties hereto; (C) any removal of the Executive from or any failure to re-elect the Executive to any of the positions indicated in Section 2 hereof, except in connection with termination of the Executive's employment for death, Disability (defined below) or Cause; (D) a reduction in the Executive's

Annual Salary, or a reduction in the Executive's fringe benefits (except in connection with any change in Company policy which results in a similar reduction of fringe benefits for all similarly situated executives), or any other material failure by the Company to comply with its obligations hereunder; or (E) without the express written consent of the Executive, the Company requires the Executive to be based more than 30 miles away from the Company's New York City offices.

         Except as set forth in Section 5 in this Agreement, it is the intention and agreement of the Company and the Executive that the Executive not be deprived, by the termination of this Agreement for any reason, of any rights, payments, options or benefits which have vested or been earned or to which the Executive is otherwise entitled as of the Date of Termination, and it is also the intention and agreement of the Company and the Executive that no such right, payment, option or benefit will be reduced or otherwise affected by such termination.

         5. Compensation Upon Executive's Death, Disability or Other
Termination.

         (a) If the Executive's employment shall be terminated by reason of his death, the Company shall pay the Annual Salary and a pro rated portion of his Annual Bonus through the Date of Termination at the rate in effect on the Date of Termination to such person as Executive shall have designated in a notice filed with the Company, or if no such person shall have been designated in a notice filed with the Company, to Executive's estate; and all unvested options granted to Executive shall immediately vest. Receipt of the foregoing benefits shall not reduce any rights of the Executive's widow, beneficiaries or estate to receive any payments to which Executive may be entitled to receive, including those rights under any pension or employee benefit plan or life insurance policy maintained by the Company.

         (b) If Executive shall become unable efficiently to perform the essential functions of his position with the Company, even with reasonable accommodation, as a result of a disability or illness, as such terms are defined by the Americans with Disabilities Act, Executive shall be entitled to his regular compensation until the total period of disability or illness (whether or not continuous and whether or not the same disability or illness) shall exceed 60 days during any calendar year in the term hereunder. This Agreement may thereafter be terminated by the Company and, subject to the payment by the Company of the Executive's Annual Salary and a pro rated portion of his Annual Bonus through the Date of Termination at the rate in effect on the Date of Termination and the immediate vesting of all unvested options granted to Executive, the Company's obligations hereunder shall cease, including the obligation to pay compensation for any period after the Date of Termination. Any amounts payable as compensation during the period of disability or illness, shall be reduced by any amounts paid during such period under any disability plan or similar insurance maintained by the Company for Executive's benefit.

         (c) If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive his Annual Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and all stock options granted to Executive not yet fully vested shall be forfeited. The Company shall have no further obligations to the Executive under this Agreement other than for those benefits provided to Executive under the Company's retirement and stock purchase plans or any other employee benefit plans.

         (d) If (1) the Company shall terminate the Executive's employment other than (A) for Cause or (B) as a result of Executive's death or Disability, or (2) the Executive terminates his employment for Good Reason:

         (i) The Company shall pay Executive his full Annual Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with a lump sum severance payment payable on the Date of Termination in an amount (less all applicable tax and other withholdings) equal to the sum of twenty-four (24) months of Annual Salary (the "Severance Amount");

         (ii)  All unvested options granted to Executive shall immediately vest;

         (iii) For a period of 12 months following the Date of Termination, Executive shall be entitled, at no cost to Executive, to: (w) continued participation (including dependent coverage) in the benefits described in Section 3(d), including those covering life, accident, disability, health and dental insurance, education and loans; (x) continued use of the Company automobile described in Section 3(d); and (y) continued use of an office, secretary and support services at the Company's New York Tri-State area office (to the extent Company maintains such office); and

         (iv) Executive shall be entitled to payment of any amount contemplated by that certain letter dated the date hereof from the Company to Executive regarding retention bonuses.

         (e) If the Executive terminates this Agreement other than for Good Reason, the Company shall pay the Executive his full Annual Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and Executive shall be able to retain that portion of the options granted to him that have vested prior to the Date of Termination and the Company shall have no further obligations to the Executive under this Agreement other than for those benefits provided under the Company's retirement and stock purchase plans or any other employee benefit plans.


         (f) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking employment or otherwise. Executive acknowledges that payment of the Severance Amount and the provision of the other benefits contemplated by this Section 5 shall constitute complete satisfaction of all monetary obligations owed by the Company to the Executive under this Section 5 and shall further constitute Executive's sole monetary remedy against the Company.

         6. Competitive Activity. During the Employment Period and for a further period of one year thereafter, Executive shall not:


         (a) Participate, without the written consent of the Board of Directors or a person authorized thereby, in the management or control of, or act regularly as a consultant of, or employee of, any business operation or any enterprise if such operation or enterprise engages in substantial and direct competition with any material line of business at the time actively and primarily engaged in by the Company or any of its subsidiaries, divisions, affiliates or new businesses or business units (collectively, the "Companies"); provided, however, that the foregoing shall not include the mere ownership of not more than five percent of the equity securities of any enterprise or the participation in an investment banking firm or otherwise engaging in investment advisory activities and in that capacity serving or advising enterprises in competition with the Company's. Not inconsistent with his responsibilities to the Company hereunder, the Executive may devote a portion of his working time, attention and energies to the businesses of Starrett Corporation, Blackacre Capital Management LLC, Cerberus Capital Management, L.P. and their affiliates and other entities. Nothing herein shall be interpreted to preclude Executive from participating as an officer or director of, or advisor to, any charitable or other tax exempt or civic organization;

         (b) Solicit, in competition with the Companies, any person who is a customer of the business conducted by the Companies or of any business in which the Companies are substantially engaged at any time during the Employment Period; and

         (c) Induce or attempt to persuade any employee of the Company's to terminate his or her employment relationship in order to enter into competitive employment.

         7. Unauthorized Disclosure. During the Employment Period and for a further period of three (3) years thereafter, Executive shall not, except as required by any court or administrative agency, without the written consent of the Board of Directors or a person authorized thereby, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of the duties to the Company, any material confidential information obtained by him while in the employ of the Company with respect to any of the Company's inventions, processes, customers, methods of distribution, methods of manufacturing, attorney-client communications, pending or contemplated acquisitions, other trade secrets, or any other material information which the Company is obliged to keep confidential pursuant to any confidentiality agreement or protective order; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of an unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by a person engaged in the same businesses or a business similar to that conducted by the Companies. During and after the Employment Period, each party to this Agreement (including their affiliates, agents, employees, officers and directors) agrees not to criticize, denigrate or disparage the other party, their services, products, work or performance. Upon termination other than for Cause and at Executive's election, Company shall disseminate a press release acknowledging Executive's departure from, and contributions to, the Company.

         8. Scope of Covenants; Remedies. The following provisions shall apply to the covenants contained in Sections 6 and 7 hereof:


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

         (a) The covenants contained in Sections 6(a) and 6(b) shall apply within the New York City area;

         (b) Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in Sections 6 and 7 hereof, it is expressly agreed by Executive and the Company that such other remedies cannot fully compensate the Company for any-such violation and that the Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

         (c) Each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in sections 6 and 7 hereof, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency;

         (d) The covenants contained in Sections 6 and 7 hereof shall survive the conclusion of the Employment Period.

         9. Assignment and succession. The rights and obligation of the Company under this Employment Agreement shall inure to the benefit of and be binding upon its successors and assigns and Executive's rights and obligations hereunder shall inure to the benefit of and be binding upon his heirs, designated successor, his legal representative and guardians.

         10. Notices. All notices, requests, demands and other communications made pursuant to this Employment Agreement shall be in writing and shall be deemed duly given (a) if delivered, at the time delivered or (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a registered or certified postpaid envelope addresses to the respective parties as follows:

         If to the Company:  DualStar Technologies Corporation.
                             One Park Avenue
                             New York, New York 10016

         If to Executive:    c/o DualStar Technologies Corporation
                             One Park Avenue
                             New York, New York  10016

         with a copy to:     Executive's home address, as on file with the
                             Company


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

or to such other address as either party may have previously furnished to the other in writing in the manner set forth above, provided that such notice of change of address shall only be effective upon receipt.

         11. Miscellaneous.

         (a) No provision of this Agreement may be modified unless such modification is authorized by an executive officer of the Company and is agreed to in writing and signed by Executive and another executive officer of the Company.

         (b) This Employment Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party except those contained herein.

         (c) This Employment agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

         (d) The invalidity of any term or terms of this employment agreement shall not invalidate or otherwise affect any other terms of this Employment Agreement, which shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the day and year first above written.

                                    DUALSTAR TECHNOLOGIES CORPORATION


                                    By: /s/
                                       ----------------------------------
                                    Gregory Cuneo
                                    President and Chief Executive Officer


                                    By: /s/
                                       ----------------------------------
                                    Jared E. Abbruzzese
                                    Chairman of the Board




                                    EXECUTIVE
                                    /s/
                                    -------------------------------------
                                    Robert J. Birnbach





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                                                                      Schedule A

For purposes hereof, a "Change of Control" of the Company shall be deemed to have occurred if, after the date hereof, (i) any person or two or more persons acting in concert, other than the Company, any employee benefit plan sponsored by the Company, Cerberus Capital Management, L.P., Blackacre Capital Management LLC, Technology Investors Group, LLC or any of their Affiliates, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "'34 Act") directly or indirectly of fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities (calculated as provided in paragraph (d) of Rule 13d-3 under the '34 Act in the case of rights to acquire voting securities); or (ii) any person or two or more persons acting in concert, other than the Company, any employee benefit plan sponsored by the Company, Cerberus Capital Management, L.P, Blackacre Capital Management LLC, Technology Investors Group, LLC or any of their Affiliates, shall purchase shares of the Company pursuant to a tender offer or exchange offer to acquire any voting securities of the Company (or securities convertible into such voting securities) for cash, securities or any other consideration, provided that after the consummation of the offer, the person or persons in question has beneficial ownership directly or indirectly of fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities (all as calculated under clause (i) above)); or (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation (other than a merger of the Company in which holder of the Common Shares of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before), or pursuant to which Common Shares of the Company would be converted into cash, securities or other property, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, other than a sale, lease, exchange or other transfer of all or substantially all assets of the Company to Cerberus Capital Management, L.P., Blackacre Capital Management, LLC, Technology Investors Group, LLC or any of their affiliates; or (iv) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the '34 Act, whether or not the Company is then subject to such reporting requirement; or (v) there shall have been a change in the composition of the Board of Directors of the Company at any time during any consecutive twenty-four (24) month period such that "continuing directors" cease for any reason to constitute at least a 70% majority of the Board. For purposes of this clause, "continuing directors" means those members of the Board who either were directors at the beginning of such twenty-four month period or were elected by or on the nomination or recommendation of at least a 70% majority of the then-existing "continuing directors." So long as there has not been a "change of control" within the meaning of clause (v), the Board of Directors may adopt by a 70% majority of the "continuing directors" a resolution to the effect that an event described in clauses (i) or (ii) shall not constitute a "change of control."


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